MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10KSB of Bridgefilms Inc, of our report dated October 11, 2007 on our audit of the financial statements of Bridgefilms Inc as of August 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows through August 31, 2007 and 2006 and from (inception) through August 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
November 28, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501